CONTACT:	FOR IMMEDIATE RELEASE
Bryan R. McKeag	July 31, 2018
Executive Vice President
Chief Financial Officer
(563) 589-1994
bmckeag@htlf.com

SUSAN G. MURPHY JOINS HEARTLAND FINANCIAL USA, INC. BOARD OF DIRECTORS

DUBUQUE, IA - July 31, 2018 - Heartland Financial USA, Inc. (“Heartland”) announced that Susan G. Murphy, Principal at Denver-based Grace Alliance, LLC, has been elected to serve on its Board of Directors. Ms. Murphy will serve as an independent director until Heartland’s annual meeting in 2021.

“Susan is an expert in many facets of financial services and we are excited to welcome her to our Board of Directors,” Lynn B. Fuller, Executive Operating Chairman, said. “She has contributed significantly to the Denver community. Susan has served as a Director for six years at Citywide Banks in Denver, our largest bank charter. As Heartland’s newest Director, Susan stands ready to support our goals for growth across the entire company.” Ms. Murphy will also continue to serve on Citywide Banks’ Board of Directors.

Ms. Murphy began her career at what is now Ernst and Young, and has spanned the public accounting, investment banking, real estate and health care industries throughout the United States. Ms. Murphy acted as financial advisor in the establishment of the largest private geriatric Medicare-only medical practice in the United States, and served on its Board.

Ms. Murphy has extensively served in the community, on civic and nonprofit boards and finance/audit committees, including the Denver Hospice and Arrupe Jesuit High School. She is an appointed Trustee of the Colorado Public Employee Retirement System, providing oversight to a Defined Benefit Public Pension managing $48 billion in assets for 584,000 beneficiaries. In that capacity, she worked to help the State of Colorado pass a ground-breaking legislative package of benefit and funding modifications that markedly improves the sustainability of the state retirement system.

Ms. Murphy is a member of the American Institute of Certified Public Accountants and a graduate of the University of Notre Dame. She holds certificates in Pension Plan Policy from the IFEBP, Advanced Investment Management from the Wharton School and Fiduciary Studies from the Rock Center for Corporate Governance at Stanford University. She also holds a FINRA Series 7 securities registration.

Recently Heartland’s shareholders voted to expand the number of its directors to 11. “We recognize the importance of increasing representation from across our growing footprint and also recognize the value of increasing diversity on our Board. We have demonstrated our commitment to diversity on our member bank Boards of Directors and we remain committed to diversity on Heartland’s Board” Fuller said. “We are honored to have Ms. Murphy as the most recent woman elected to serve on Heartland’s Board of Directors.”

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About Heartland Financial USA, Inc.
Heartland is a diversified financial services company with assets of approximately $11.3 billion. The Company provides banking, mortgage, private client, investment, treasury management, card services, insurance, and consumer finance services to individuals and businesses. Heartland currently has 125 banking locations serving 93 communities in Iowa, Illinois, Wisconsin, New Mexico, Arizona, Montana, Colorado, Minnesota, Kansas, Missouri, Texas and California. Additional information about Heartland is available at www.htlf.com.

About Citywide Banks
Citywide Banks, is a subsidiary of Heartland Financial USA, Inc. (NASDAQ:HTLF). Citywide Banks is a state-chartered, community-invested bank with assets of approximately $2.3 billion and banking centers located across Colorado's Front Range, Foothills and Mountain communities. Citywide Banks is committed to delivering responsive service, local expertise, and comprehensive financial tools for Colorado businesses and families. For more than 50 years, Citywide Banks has been dedicated to finding ways it can impact its local community and to move Colorado forward. Visit www.citywidebanks.com to learn more. Citywide Banks is a member FDIC and an Equal Housing Lender.

Safe Harbor Statement
This release, and future oral and written statements of Heartland and its management, may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 about Heartland’s financial condition, results of operations, plans, objectives, future performance and business. Although these forward-looking statements are based upon the beliefs, expectations and assumptions of Heartland’s management, there are a number of factors, many of which are beyond the ability of management to control or predict, that could cause actual results to differ materially from those in its forward-looking statements. These factors, which are detailed in the risk factors included in Heartland’s Annual Report on Form 10-K filed with the Securities and Exchange Commission, include, among others: (i) the strength of the local and national economy; (ii) the economic impact of past and any future terrorist threats and attacks and any acts of war, (iii) changes in state and federal laws, regulations and governmental policies concerning the Company’s general business; (iv) changes in interest rates and prepayment rates of the Company’s assets; (v) increased competition in the financial services sector and the inability to attract new customers; (vi) changes in technology and the ability to develop and maintain secure and reliable electronic systems; (vii) the loss of key executives or employees; (viii) changes in consumer spending; (ix) unexpected results of acquisitions; (x) unexpected outcomes of existing or new litigation involving the Company; and (xi) changes in accounting policies and practices. All statements in this release, including forward-looking statements, speak only as of the date they are made, and Heartland undertakes no obligation to update any statement in light of new information or future events.